EXHIBIT 3

SUBSCRIPTION AGREEMENT

TOR Minerals International, Inc.
722 Burleson Street
Corpus Christi, Texas  78402

Dear Mr. Graber:

The undersigned (the "Subscriber") understands that TOR Minerals International, Inc., a Delaware corporation (the "Company"), in connection with the proposed extension and refinancing of its credit arrangements with Bank of America, N.A. (the "Bank") described in Section 6(b)(iii) below, is offering for sale units (the "Units"), each consisting of an aggregate principal amount of $25,000 of its 6% Convertible Subordination Debentures due May 4, 2016 (the "Debentures").

            The Company will pay interest on the Debentures at the per annum rate of 6%, which will be quarterly on August 4, November 4, February 4 and May 4 of each year, commencing on August 4, 2009.  The Company will make annual payments of principal beginning May 4, 2012 in the amount of one-sixteenth of the original principal amount of the Debentures, with the remaining outstanding principal balance and all accrued and unpaid interest to be paid on May 4, 2016, the maturity date of the Debentures.  The Company may prepay the Debentures, in whole or in part, upon 30 days prior notice to the holders thereof if certain conditions are satisfied.  The Debentures comprising a Unit are convertible into 47,170 shares (the "Debenture Shares") of the Company's common stock, par value $.25 per share (the "Common Stock"), subject to adjustments for certain events, at an initial conversion price of $0.53 per share.

            In addition, the Company will also issue to the Subscriber of a Unit warrants (the "Warrants," and together with the Debentures, the "Securities") to purchase 47,170 shares of Common Stock ("Warrant Shares," and together with the shares issuable upon conversion of the Debentures, the "Shares"), subject to adjustments for certain events, at an initial exercise price of $0.53 per share

The Subscriber understands that the offering of the Units (the "Offering") is being made without registration of the Units under the Securities Act of 1933, as amended (the "Securities Act"), or any securities, "blue sky" or other similar laws of any state ("State Securities Laws").

            Section 1.        Subscription.  Subject to the terms and conditions hereof, the Subscriber hereby subscribes for and agrees to purchase the number of Units set forth on Appendix A hereto for the aggregate purchase price set forth thereon upon acceptance of this Subscription Agreement by the Company.  The Subscriber hereby agrees that this Subscription Agreement shall be irrevocable and shall survive the death, dissolution or legal incapacity of the Subscriber.

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            Section 2.        Payment for Units.  The undersigned has enclosed herewith the consideration ("Purchase Price") required to purchase the number of Units subscribed for hereunder.  Payment of the Purchase Price is being made by delivery to the Company of a wire transfer or check made payable to the Company in the amount shown on Appendix A hereto in consideration for the Units subscribed.

            Section 3.        Funds.  If the conditions of the Closing as specified in Section 4 hereof are not timely satisfied (or waived), this subscription shall be void and all funds received from Subscriber, together with any interest earned thereon, shall be promptly returned to Subscriber.

            Section 4.        Acceptance of Subscription.  The Subscriber understands and acknowledges that (a) the Company has the unconditional right, exercisable in its sole and absolute discretion, to accept or reject this Subscription Agreement, in whole or in part, (b) the subscription shall not be valid unless and until accepted by the Company, (c) this Subscription Agreement shall be deemed to be accepted by the Company only when it is signed by an authorized officer of the Company on behalf of the Company, (d) notwithstanding anything in this Subscription Agreement to the contrary, the Company shall have no obligation to issue the Units to any person to whom the issuance of the Units would constitute a violation of the Securities Act or any State Securities Laws, and (e) the Company will not accept any subscriptions following the refinancing of the credit arrangements with the Bank, as determined in the sole discretion of the Company.  The Company will deliver instruments representing the Units purchased by the Subscriber to the Subscriber promptly after closing.

            Section 5.        Representations and Warranties of the Company.  As of the date hereof, the Company represents and warrants that:

            (a)        The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, with full power and authority to conduct its business as it is currently being conducted and to own its assets.  The Company is duly qualified to do business, and will be in good standing as a foreign corporation authorized to do business, in all jurisdictions in which a failure to so qualify would have a material adverse effect on the business condition (financial or otherwise), earnings, properties, or results of operations of the Company, taken as a whole.

            (b)        The Shares underlying the Warrants, when issued upon exercise of the Warrants in accordance with the terms thereof, will have been duly authorized and, when issued and paid for in accordance with the terms set forth herein, will be duly issued, fully paid and nonassessable obligations of the Company.

            (c)        The Shares underlying the Debentures, when issued upon conversion of the Debentures in accordance with the terms thereof, will have been duly authorized and, when issued and paid for in accordance with the terms set forth herein, will be duly issued, fully paid and nonassessable obligations of the Company.

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            Section 6.        Representations and Warranties of the Subscriber.  The Subscriber hereby represents and warrants to and covenants with the Company and to each officer, director and agent of the Company as follows:

            (a)        General.

            (i)         The Subscriber has all requisite authority to enter into this Subscription Agreement and to perform all of the obligations required to be performed by the Subscriber hereunder.

            (ii)        The Subscriber is the sole party in interest and is not acquiring the Units as an agent or otherwise for any other person.

            (b)        Information Concerning the Company.

            (i)         The Subscriber is familiar with the financial condition and proposed business, properties, operations and prospects of the Company and its subsidiaries, and, at a reasonable time prior to the execution of this Subscription Agreement, has been afforded the opportunity to ask questions of and received satisfactory answers from the Company's officers and directors, or other persons acting on the Company's behalf, concerning the financial condition and proposed business, properties, operations and prospects of the Company and concerning the terms and conditions of the offering of the Units and has asked such questions as it desires to ask and all such questions have been answered to the full satisfaction of the Subscriber.

            (ii)        The Subscriber understands that, unless the Subscriber notifies the Company in writing to the contrary before the Closing, all the representations and warranties contained in this Subscription Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Subscriber.

            (iii)       The Subscriber understands that the purchase of the Units involves various risks, including, the risk that he, she or it may lose his, her or its entire investment in the Company.  In particular, the Subscriber is aware that (A) the Bank, the Company's principal lender for its U.S. operations, has notified the Company of its decision to terminate its credit agreement with the Company and require the Company to pay off all of its outstanding debt to the Bank, (B) the Company does not have the cash resources to discharge this indebtedness as required nor does the Company have an alternative financing source to enable it to refinance this indebtedness, and (C) this Offering is a condition of the Bank for an extension of the maturity of this indebtedness.

            (iv)       No representations or warranties have been made to the Subscriber by the Company as to the tax consequences of this investment, or as to profits, losses or cash flow which may be received or sustained as a result of this investment.

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            (v)        All documents, records and books pertaining to a proposed investment in the Units which the Subscriber has requested have been made available to the Subscriber.

            (c)        Status of the Subscriber.

            (i)         The Subscriber represents that the Subscriber is (CHECK EACH CATEGORY OF "ACCREDITED INVESTOR" BELOW, IF ANY, WHICH IS APPLICABLE TO THE SUBSCRIBER):

            ( )         A.  a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

            ( )         B.  a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

            ( )         C.  a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors (as listed in categories (A)-(G));

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            ( )         D.  a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

            ( )         E.  an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or a partnership, with total assets in excess of $5,000,000, and which was not formed for the specific purpose of acquiring the Units;

            ( )         F.  a trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Units whose purchase is directed by a person who has knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in Units;

            ( )         G.  an entity in which all of the equity owners are Accredited Investors (as listed in categories (A)-(F)).

(ii)        The Subscriber, either alone or with his, her or its purchaser representative, has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Units.  The Subscriber is able to bear the economic risk of this investment.  The Subscriber has had the opportunity to consult with the Subscriber's own attorney, accountant and/or purchaser representative regarding this Subscriber's investment in the Units and their suitability for purchase by the Subscriber, and to the extent necessary, the Subscriber has retained, at Subscriber's own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits, risks and consequences of this Subscription Agreement and of purchasing and owning the Units.

(iii)       The Subscriber agrees to furnish any additional information requested to assure compliance with applicable Federal and State Securities Laws in connection with the purchase and sale of these Units.

            (d)       Restrictions on Transfer or Sale of the Units.

(i)         The Subscriber is acquiring the Units and the Shares issuable upon exercise or conversion of the Securities solely for the Subscriber's own beneficial account, for investment purposes, and not with view to, or for resale in connection with, any distribution of the Securities and the Shares issuable upon exercise or conversion of the Securities.  The Subscriber understands that the offer and the sale of the Securities has not been registered under the Securities Act or any State Securities Law by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Subscriber and of the other representations made by the Subscriber in this Subscription Agreement.  The Subscriber understands that the Company is relying upon the representations, covenants and agreements contained in this Subscription Agreement (and any supplemental information) for the purposes of determining whether this transaction meets the requirements for such exemptions.

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(ii)        The Subscriber understands that the Securities and the Shares issuable upon exercise or conversion of the Securities are, and on issuance upon exercise or conversion of the Securities will be, "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the "Commission") provide in substance that the Subscriber may dispose of the Securities and the Shares issuable upon exercise or conversion of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Subscriber understands that the Company has no obligation or intention to register any of the Securities and the Shares issuable upon exercise or conversion of the Securities purchased by the Subscriber hereunder or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).  As a consequence, the Subscriber understands that there is no public market for the Securities and the Subscriber therefore must bear the economic risks of the investment in the Securities and the Shares issuable upon exercise or conversion of the Securities for an indefinite period of time.  The Subscriber understands that the Subscriber may not at any time demand the purchase by the Company of any of the Subscriber's Securities and the Shares issuable upon exercise or conversion of the Securities.

(iii)       The Subscriber agrees:  (A) that the Subscriber will not sell, assign, pledge, give, transfer or otherwise dispose of the Securities and the Shares issuable upon exercise or conversion of the Securities or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Securities and the Shares issuable upon exercise or conversion of the Securities under the Securities Act and all applicable State Securities Laws or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws; (B) that the Company and any transfer agent for the Securities and the Shares issuable upon exercise or conversion of the Securities shall not be required to give effect to any purported transfer of any of the Securities and the Shares issuable upon exercise or conversion of the Securities except upon compliance with the foregoing restrictions; and (C) that a legend in substantially the following form will be placed on the certificates representing the Securities and the Shares issuable upon exercise or conversion of the Securities:

"The Securities represented by this document have not been registered under any securities laws and the transferability of the Securities therefore is restricted.  The Securities may not be sold, assigned or transferred, nor will any assignee, vendee, transferee, or endorsee hereof be recognized as having an interest in such Securities by the Company for any purpose, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to such Securities shall then be in effect and such transfer has been qualified under applicable state securities laws, or unless (ii) the availability of an exemption from registration and qualification shall be established to the satisfaction of counsel for the Company."

            (iv)       The Subscriber has not offered or sold any portion of the subscribed for Units, Securities or Shares issuable upon exercise or conversion of the Securities and has no present intention of dividing such Units, Securities or Shares issuable upon exercise or conversion of the Securities with others or of reselling or otherwise disposing of any portion of such Units, Securities or Shares issuable upon exercise or conversion of the Securities either currently or after the passage of a fixed or determinable period of time or upon the occurrence on nonoccurrence of any predetermined event or circumstance.

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            Section 7.        Survival and Indemnification.  All representations, warranties and covenants contained in this Agreement and the indemnification contained in this Section 7 shall survive (a) the acceptance of this Subscription Agreement by the Company, and (b) the death or disability of the Subscriber.  The Subscriber acknowledges the meaning and legal consequences of the representations, warranties and covenants in determining the Subscriber's qualification and suitability to purchase the Units.  The Subscriber hereby agrees to indemnify, defend and hold harmless the Company, and its officers, directors, employees, agents and controlling persons, from and against any and all losses, claims, damages, liabilities, expenses (including attorneys' fees and disbursements), judgment or amounts paid in settlement of actions arising out of or resulting from the untruth or any representation herein or the breach of any warranty or covenant herein.  Notwithstanding the foregoing, however, no representation, warranty, covenant or acknowledgment made herein by the Subscriber shall in any manner be deemed to constitute a waiver of any rights granted to it under the Securities Act or State Securities laws.

            Section 8.        Conditions to Obligations of the Company.  The obligations of the Company to sell the number and amount of Units specified herein is subject to the condition that the representations and warranties of the Subscriber contained in Section 6 hereof shall be true and correct on and as of the Closing in all respects with the same effect as though such representations and warranties had been made on and as of the Closing.

            Section 9.        Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery:

                        (a)        if to the Company, to it at the following address:

TOR Minerals International, Inc.

722 Burleson Street

Corpus Christi, Texas  78402

            (b)        if to the Subscriber, to the address set forth on the signature page hereto, or at such other address as either party shall have specified by notice in writing to the other.

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All notice and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

            Section 10.      Notification of Changes.  The Subscriber agrees and covenants to notify the Company immediately upon the occurrence of any event prior to the Closing which would cause any representation, warranty, covenant or other statement contained in this Subscription Agreement to be false or incorrect or of any change in any statement made herein occurring prior to the Closing.

            Section 11.      Assignability.  This Subscription Agreement is not assignable by the Subscriber, and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modifications, waiver or termination is sought.

            Section 12.      Binding Effect.  Except as otherwise provided herein, this Subscription Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and binding upon such heirs, executors, administrators, successors, legal representatives and assigns.  If the Subscriber is more than one person, the obligation of the Subscriber shall be joint and several and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon each such person and his, her or its heirs, executors, administrators and successors.

            Section 13.      Obligations Irrevocable.  The obligations of the Subscriber shall be irrevocable, except with the consent of the Company, until the Closing or earlier termination of the Offering.

            Section 14.      Entire Agreement.  This Subscription Agreement constitutes the entire agreement of the Subscriber and the Company relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written.

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            Section 15.      Governing Law.  THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of Texas in any action or proceeding arising out of or relating to this Subscription Agreement.

            Section 16.      Severability.  If any provision of this Subscription Agreement or the application thereof to any Subscriber or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Subscription Agreement and the application of such provision to other subscriptions or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            Section 17.      Headings.  The headings in this Subscription Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Subscription Agreement or any provision  hereof.

            Section 18.      Counterparts.  This Subscription Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

[Signature page follows.]

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SUBSCRIPTION AGREEMENT SIGNATURE PAGE

            IN WITNESS WHEREOF, the undersigned Subscriber has executed this Subscription Agreement this 21st day of August, 2009.

FIVE STAR INVESTMENTS
By:	MARK A. GRABER
Mark A. Graber, Partner

ACCEPTED AND APPROVED: TOR MINERALS INTERNATIONAL, INC
By:	BARBARA RUSSELL
Barbara Russell, Acting CFO
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APPENDIX A

UNITS SUBSCRIBED FOR AND

CONSIDERATION TO BE DELIVERED

Name of Purchaser	Number of Units	Purchase Price
Five Star Investments	6 Units	$150,000
	Aggregate Principal Amount of Debentures: $150,000 Debenture Convertible into Shares: 283,020 Warrant Exercisable for Shares: 283,020
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